Filed Pursuant to Rule 424(b)(3)
Registration No. 333-188215

PROSHARES TRUST II

ProShares Ultra DJ-UBS Commodity; ProShares UltraShort DJ-UBS Commodity;

ProShares Ultra DJ-UBS Natural Gas; and ProShares UltraShort DJ-UBS Natural Gas

(each a “Fund” and collectively, the “Funds”)

Supplement No. 1 dated June 20, 2014 to the Funds’ prospectus and disclosure document dated May 6, 2014

(the “Prospectus”)

Effective July 1, 2014, the fund name, underlying index name and ticker symbol will change for each series of the Trust listed below as follows:

Prior Fund Name	New Fund Name	Prior Underlying Index Name and Ticker Symbol	New Underlying Index Name and Ticker Symbol
ProShares Ultra DJ-UBS Commodity	ProShares Ultra Bloomberg Commodity	Dow Jones–UBS Commodity Index™ – DJUBSTR	Bloomberg Commodity Index™ – BCOMTR
ProShares UltraShort DJ-UBS Commodity	ProShares UltraShort Bloomberg Commodity	Dow Jones–UBS Commodity Index™ – DJUBSTR	Bloomberg Commodity Index™ – BCOMTR
ProShares Ultra DJ-UBS Natural Gas	ProShares Ultra Bloomberg Natural Gas	Dow Jones–UBS Natural Gas Subindex™ – DJUBNGTR	Bloomberg Natural Gas Subindex™ – BCOMNGTR
ProShares UltraShort DJ-UBS Natural Gas	ProShares UltraShort Bloomberg Natural Gas	Dow Jones–UBS Natural Gas Subindex™ – DJUBNGTR	Bloomberg Natural Gas Subindex™ – BCOMNGTR

Each reference in the Prospectus to the Prior Fund Name, Prior Underlying Index Name and Ticker Symbol will be replaced with the respective New Fund Name and the respective New Underlying Index Name and Ticker Symbol. The changes are being made to reflect the transfer of several Dow Jones-UBS indexes to Bloomberg L.P. The methodology for the underlying index of each Fund will remain the same in all material respects.

Also effective July 1, 2014, the “Information About the Index Licensor” section starting on page 35 of the disclosure document is deleted and replaced in its entirety with the following:

Information About the Index Licensor

“BLOOMBERG®”, “BLOOMBERG COMMODITY INDEXSM”, AND “BLOOMBERG NATURAL GAS SUBINDEXSM” ARE SERVICE MARKS OF BLOOMBERG FINANCE L.P. AND ITS AFFILIATES (COLLECTIVELY, “BLOOMBERG”) AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY PROSHARES TRUST II (“LICENSEE”).

ProShares Ultra Bloomberg Commodity, ProShares UltraShort Bloomberg Commodity; ProShares Ultra Bloomberg Natural Gas and ProShares UltraShort Bloomberg Natural Gas (collectively, the “Products”) are not sponsored, endorsed, sold or promoted by Bloomberg, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their subsidiaries or affiliates. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to the Products or any member of the public regarding the advisability of investing in securities or commodities generally or in the Products particularly. The only relationship of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates to the Licensee is the licensing of certain trademarks, trade names and service marks and of the Bloomberg

Commodity IndexSM and Bloomberg Natural Gas SubindexSM which are determined, composed and calculated by Bloomberg in conjunction with UBS Securities without regard to the Licensee or the Products. Bloomberg and UBS Securities have no obligation to take the needs of the Licensee or the owners of the Products into consideration in determining, composing or calculating the Bloomberg Commodity IndexSM or the Bloomberg Natural Gas SubindexSM. None of Bloomberg, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Products to be issued or in the determination or calculation of the equation by which the Products are to be converted into cash. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to Products’ customers, in connection with the administration, marketing or trading of the Products. Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Products currently being issued by Licensee, but which may be similar to and competitive with the Products. In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Bloomberg Commodity IndexSM and Bloomberg Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Bloomberg Commodity IndexSM, the Bloomberg Natural Gas SubindexSM and Products.

The Prospectus relates only to the Products and does not relate to the exchange-traded physical commodities underlying any of the Bloomberg Commodity IndexSM or Bloomberg Natural Gas SubindexSM components. Purchasers of the Products should not conclude that the inclusion of a futures contract in the Bloomberg Commodity IndexSM or the Bloomberg Natural Gas SubindexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates. The information in the Prospectus regarding the Bloomberg Commodity IndexSM or the Bloomberg Natural Gas SubindexSM components has been derived solely from publicly available documents. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Bloomberg Commodity IndexSM or the Bloomberg Natural Gas SubindexSM components in connection with the Products. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Bloomberg Commodity IndexSM or the Bloomberg Natural Gas SubindexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE BLOOMBERG COMMODITY INDEXSM, THE BLOOMBERG NATURAL GAS SUBINDEXSM OR ANY DATA RELATED THERETO AND NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BLOOMBERG COMMODITY INDEXSM, THE BLOOMBERG NATURAL GAS SUBINDEXSM OR ANY DATA RELATED THERETO. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE BLOOMBERG COMMODITY INDEXSM, THE BLOOMBERG NATURAL GAS SUBINDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE MAXIMUM EXTENT ALLOWED BY LAW, BLOOMBERG, ITS LICENSORS (INCLUDING UBS), AND ITS AND THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, SUPPLIERS, AND VENDORS SHALL HAVE NO LIABILITY OR RESPONSIBILITY WHATSOEVER FOR ANY INJURY OR DAMAGES WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR OTHERWISE ARISING IN CONNECTION WITH THE PRODUCTS OR THE BLOOMBERG COMMODITY INDEXSM, THE BLOOMBERG NATURAL GAS SUBINDEXSM OR ANY DATA OR VALUES RELATING THERETO WHETHER ARISING FROM

THEIR NEGLIGENCE OR OTHERWISE, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG BLOOMBERG, UBS SECURITIES AND THE LICENSEE, OTHER THAN UBS AG.

These securities have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense. None of the Funds is a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and none is subject to regulation thereunder.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

Please retain this supplement for future reference.

SUPP-S-1A-1